                                                                    EXHIBIT 10.1









          ------------------------------------------------------------


                      INTEREST PURCHASE AGREEMENT NO. 1-WRI

                             DATED DECEMBER 21, 2001

                                     BETWEEN

                         WESTERN REALTY DEVELOPMENT LLC,

                                 AS THE SELLER,

                                ANDANTE LIMITED,

                                       AND

                                AS THE PURCHASER

          ------------------------------------------------------------

                                TABLE OF CONTENTS



INDEX OF EXHIBITS..................................................................iii

ARTICLE I            DEFINITIONS AND INTERPRETATION..................................2
   1.01     Definitions..............................................................2

ARTICLE II           SALE OF INTEREST AND CLOSING....................................7
   2.01     Purchase and Sale........................................................7
   2.02     Purchase Price...........................................................7
   2.03     Closing..................................................................8

ARTICLE III          REPRESENTATIONS AND WARRANTIES.................................10
   3.01     Organization and Good Standing..........................................11
   3.02     Enforceability; No Conflict.............................................12
   3.03     Ownership of Interest...................................................12
   3.04     Financial Statements....................................................13
   3.05     Books and Records.......................................................13
   3.07     No Undisclosed Liabilities..............................................14
   3.08     Material Adverse Change.................................................14
   3.09     Absence of Certain Changes and Events...................................14
   3.10     Immovable Property and Encumbrances.....................................15
   3.11     Condition and Sufficiency of Assets.....................................16
   3.12     Intellectual Property...................................................16
   3.13     Contracts; No Defaults..................................................16
   3.14     Insurance...............................................................17
   3.15     Taxes...................................................................17
   3.16     Employees...............................................................18
   3.17     Environmental, Occupational Safety and Health Matters...................18
   3.18     Compliance with Law; Governmental Authorizations........................19
   3.19     Legal Proceedings; Orders...............................................19
   3.20     Brokers or Finders......................................................20
   3.21     Disclosure..............................................................20

ARTICLE IV           REPRESENTATIONS AND WARRANTIES OF THE PURCHASER................21
   4.01     Organization............................................................21
   4.02     Enforceability; No Conflict; Consents...................................21
   4.03     Proceedings.............................................................22
   4.04     Brokers or Finders......................................................22

ARTICLE V            NOTICE AND CURE................................................22
   5.01     Notification by Non-Breaching Party.....................................22

ARTICLE VI           COVENANTS......................................................22
   6.01     Governmental Approvals and Third Party Consents.........................22
   6.02     Fulfillment of Conditions...............................................22
   6.03     No Payments to and from Affiliates......................................23
   6.04     Record Access and Retention.............................................23
   6.05     Cooperation and Further Assurances on Tax Matters.......................23
   6.06     Cooperation During the Transition Period................................24

ARTICLE VII          INDEMNIFICATION................................................24
   7.01     Indemnification by the Seller...........................................24
   7.02     Indemnification by the Purchaser........................................24
   7.03     Limitations on Liability of Seller......................................24
   7.04     Indemnification Procedure...............................................25

ARTICLE VIII         TERMINATION....................................................26
   8.01     Termination.............................................................26
   8.02     Effect of Termination...................................................26

ARTICLE IX           MISCELLANEOUS..................................................26
   9.01     Notices and Payments....................................................26
   9.02     Entire Agreement........................................................27
   9.03     Expenses................................................................28
   9.04     Public Announcements....................................................28
   9.05     Confidentiality.........................................................28
   9.06     Waiver..................................................................28
   9.07     Amendment...............................................................28
   9.08     No Third Party Beneficiary..............................................28
   9.09     No Assignment, Binding Effect...........................................29
   9.10     Governing Law and Arbitration...........................................29
   9.11     Invalid Provisions......................................................29
   9.12     Counterparts............................................................29
   9.13     BrookeMil's Undertaking.................................................29

                                INDEX OF EXHIBITS

1.       One Percent Agreement

2.       Seller's Disclosure Schedule

3. Amended and Restated Western Realty Investments LLC Limited Liability Company Agreement (Third Restatement)

4.       New Valley Guaranty

5.       Plan of WR Premises

6.       Letters to Banks

7.       Mutual Agreements and Resolutions on Termination of Employment
         Agreement

8.       Payment Information

         This INTEREST PURCHASE AGREEMENT is entered into as of December 21, 2001 by and between WESTERN REALTY DEVELOPMENT LLC, a Delaware limited liability company with its address at 3993 Howard Hughes Parkway, Suite 250, Las Vegas, Nevada 89109 (the "Seller"), ANDANTE LIMITED, a Bermuda limited company with its address at Richmond House, 12 Par-la-Ville Road Hamilton, HM08, Bermuda (the "Purchaser"; the Seller and the Purchaser shall be referred to herein individually as a "Party" and collectively as the "Parties"), and BROOKEMIL LTD., a Cayman Islands company with its address at P.O. Box 219, Fifth Floor, Butterfield House, George Town, Grand Cayman, B.W.I. ("BrookeMil").

                                   WITNESSETH

         WHEREAS, the Seller owns 100% of the membership interest (the "Interest") of Western Realty Investments LLC, a limited liability company organized and existing under the laws of the State of Delaware (the "Company");

         WHEREAS, the Company owns a 99% interest in Limited Liability Company Western Realty, a limited liability company organized and existing under the laws of the Russian Federation ("Western Realty");

         WHEREAS, New Valley Corporation, a company organized and existing under the laws of the State of Delaware ("New Valley"), owns the other 1% interest in Western Realty (the "Minority Interest") (subject to the completion of the state registration of the amendments to the Governing Documents of Western Realty reflecting the transfer of the Minority Interest to New Valley);

         WHEREAS, Western Realty owns a 100% interest in Limited Liability Company Gasheka Realty, a limited liability company organized and existing under the laws of the Russian Federation ("Gasheka Realty");

         WHEREAS, Western Realty (i) owns the building located at 7 Gasheka Street, Building 1, Moscow, Russian Federation (the "Ducat II Building"), and holds leasehold rights to the land plot of approximately 0.3887 hectares, including the land plot of approximately 0.2332 hectares whereupon the Ducat II Building is located (the "Ducat II Land Lease"), and (ii) owns the buildings located at 6 Gasheka Street (which are buildings 1, 2 and 3), Moscow, Russian Federation (the "Ducat III Buildings" and collectively with the Ducat II Building, the "Buildings"), and holds leasehold rights to the land plot of approximately 0.7413 hectares, including the land plot whereupon the Ducat III Buildings are located (the "Ducat III Land Lease," and collectively with the Ducat II Land Lease, the "Land Leases"; and the Buildings and the Land Leases shall be referred to herein collectively as the "Immovable Property");

         WHEREAS, the Seller desires to sell, and the Purchaser desires to purchase, on the terms and subject to the conditions set forth in this Agreement, the Interest;

         WHEREAS, as a condition of the proposed transaction and simultaneously therewith, New Valley desires to sell, and BMT Management Limited ("BMT"), a Bermuda limited company, desires to purchase, on the terms and subject to the conditions of an interest purchase agreement in the form attached hereto as
Exhibit 1 (the "One Percent Agreement"), the Minority Interest (providing that the title to the Minority Interest will be transferred to

BMT upon the completion of the state registration of the amendments to the Governing Documents of Western Realty reflecting the transfer of the Minority Interest to New Valley);

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:


                ARTICLE I         DEFINITIONS AND INTERPRETATION

1.01     Definitions

         The following terms shall have the following meanings:

         "Accounts Receivable" shall mean (a) all accounts receivable and other rights to payment from lessees and any other customers of the Company, Western Realty and/or Gasheka Realty (as relevant) and the full benefit of all security for such accounts or rights to payment, (b) all other accounts or notes receivable of the Company, Western Realty and/or Gasheka Realty (as relevant), and the full benefit of all security for such accounts or notes, and (c) any claim, remedy or other right related to any of the foregoing.

         "Acquisition Date" shall mean the date on which Western Realty's title to the Ducat II Building or the Ducat III Buildings was state registered, as the case may be.

         "Affiliate" shall mean, with respect to any Person, any other Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of any other Person, provided that, in any event, any Person which owns, directly or indirectly, a majority of the securities having ordinary voting power for the election of directors or other governing body of a corporation or a majority of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

         "Agreement" shall mean this Interest Purchase Agreement.

         "Balance Sheet" is defined in Section 3.04.

         "BMT" is defined in the Recitals.

         "Buildings" is defined in the Recitals.

         "Business Documents" is defined in Section 6.04.

         "Closing" shall mean the closing of the purchase of the Interest hereunder and the Minority Interest under the One Percent Agreement.

         "Closing Date" shall mean the date of the Closing.

         "Company" is defined in the Recitals.

         "Contract" shall mean any contract in effect (including any amendment thereto) by which the Company, Western Realty and/or Gasheka Realty is bound (as relevant).

         "Contravene" -- an act or omission would "Contravene" something if, as the context requires, the act or omission would:

         (a) conflict with it, violate it, result in a breach or violation of or failure to comply with it, or constitute a default under it;

         (b) give any Governmental Authority or other Person the right to challenge, revoke, withdraw, suspend, cancel, terminate or modify it, to exercise any remedy or obtain any relief under it, or to declare a default or accelerate the maturity of any obligation under it; or

         (c) result in the creation of an Encumbrance on the interests in or assets of the Company.

         "Consent" shall mean any approval, consent, ratification, waiver or other authorization, other than that of a Governmental Authority.

         "Ducat II Building" is defined in the Recitals.

         "Ducat III Buildings" is defined in the Recitals.

         "Ducat II Land Lease" is defined in the Recitals.

         "Ducat III Land Lease" is defined in the Recitals.

         "Employees" shall mean Andrew Wixom and Igor Maslennikov.

         "Encumbrance" shall mean any charge, claim, mortgage, servitude, easement, right of way, community or other marital property interest, covenant, equitable interest, license, lease or other possessory interest, lien, option, pledge, security interest, preference, priority, right of first refusal, other third party right or similar restriction, other than arising by operation of law.

         "Environmental Law" shall mean any Law that requires or relates to (a) advising appropriate Governmental Authorities, employees or the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the environment, (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the environment, (c) reducing the quantities, preventing the release or minimizing the hazardous characteristics of wastes that are generated, (d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the environment when used or disposed of,
(e) protecting resources, species or ecological amenities, (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances, (g) cleanup of pollutants that have been released, preventing the threat of release, or paying the costs of such cleanup or prevention, or (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

         "GAAP" means accounting principles generally accepted in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standard Board ("FASB") or, if FASB ceases to exist, any successor thereto; provided, however, that for the purposes of determining compliance with covenants in this Agreement, "GAAP" means such generally accepted accounting principles as in effect of the date hereof.

         "Gasheka Realty" is defined in the Recitals.

         "Governing Document" shall mean any charter, articles, by-laws, certificates, statements, statutes or other documents and all amendments to the same filed or registered in connection with the creation, formation or organization of an entity and any contract among interestholders, partners or members of such entity (provided that, with respect to Western Realty and Gasheka Realty, medical fund, pension fund and similar registration documents, other than registrations with the Moscow Registration Chamber, State Registration Chamber and the tax inspectorate, shall not be considered Governing Documents).

         "Governmental Authority" shall mean any court, tribunal, arbitrator, legislature, government, ministry, committee, inspectorate, authority, agency, commission, official or other competent authority of the Russian Federation, any other country or any state, as well as any county, city or other political subdivision of any of the foregoing.

         "Governmental Authorization" shall mean any consent, license, permit or registration issued, granted, given or otherwise made available by or under the authority of any Governmental Authority.

         "Hazardous Activity" shall mean the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about or from any of the Immovable Property or any part thereof into the environment, and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to individuals or property on or off the Immovable Property, or that may affect the value of any of the Immovable Property or the Company, Western Realty or Gasheka Realty.

         "Hazardous Material" shall mean any waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or a contaminant under any Environmental Law.

         "Immovable Property" is defined in the Recitals.

         "Indebtedness" at any date means all liabilities and obligations, contingent or otherwise:

         (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets or only to a portion thereof);

         (ii)     evidenced by bonds, notes, debentures or similar instruments;

         (iii) representing the unpaid balance of deferred purchase price of any property or services under Contracts which contemplate deferred payment for a period over 90 days;

         (iv) for the payment of money relating to a capitalized lease obligation;

         (v) reflecting any advance payments and/or security deposits received from customers or tenants;

         (vi) evidenced by a letter of credit or a reimbursement obligation of such person with respect to any letter of credit;

         (vii) under interest and or currency swap and hedging obligations or any options;

         (viii) with respect to the redemption, repayment or other purchase of capital stock;

         (ix)     all interest accrued but unpaid; and

         (x) arising under any guarantee of all or any liabilities of others of the kind described in the preceding clauses (i)-(ix) that the Company, Western Realty or Gasheka Realty (as relevant) has guaranteed or that are otherwise its legal liability or which are secured by any assets or property of the Company, Western Realty or Gasheka Realty (as relevant);

         which in accordance with GAAP are required to be shown on the balance sheet for such date as liabilities.

         "Interest" is defined in the Recitals.

         "Interim Balance Sheet" is defined in Section 3.04.

         "Indemnified Party" is defined in Section 7.04.

         "Indemnifying Party" is defined in Section 7.04.

         "Land Leases" is defined in the Recitals.

         "Law" shall mean all laws, decrees, resolutions, instructions, statutes, rules, regulations, acts, ordinances and other pronouncements having the effect of law or regulation of the Russian Federation, any other country or any state, as well as any county, city or other political subdivision of any of the foregoing.

         "LCIA Rules" is defined in Section 9.10.

         "Liabilities" means all liabilities and obligations, contingent or otherwise, whether or not required under GAAP to be shown on the balance sheet as liabilities (and whether or not appropriate provisions for such liabilities and obligations are, in accordance with GAAP, required to be made) under which payments of whatever nature (including, but not limited to penalties, repayment or indebtedness, interest, remedies, reimbursement, compensation and losses) that the Company, Western Realty and/or Gasheka Realty can be required to make.

         "Lease Agreements" shall mean the lease agreements for the Buildings and all amendments thereto, except for the Land Leases.

         "Material Contract" shall mean any of the Land Leases, any of the Lease Agreements or any other Contract by which Western Realty is bound (including any amendments thereto), the value of which is in excess of $20,000.

         "Minority Interest" is defined in the Recitals.

         "New Valley" is defined in the Recitals.

         "Non-Vacant WR Premises" is defined in Section 2.03(e).

         "Occupational Safety and Health Law" shall mean any Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

         "One Percent Agreement" is defined in the Recitals.

         "Order" shall mean any order, injunction, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator or any Contract with any Governmental Authority pertaining to compliance with Law.

         "Ordinary Course of Business" refers to actions taken in the Company's, Western Realty's or Gasheka Realty's (as is appropriate in context) normal operation, consistent with practices of Persons in its same line of business and having no material adverse effect on financial or other condition, results of operations, assets, liabilities, equity, business or prospects of the Company, Western Realty and/or Gasheka Realty (as relevant).

         "Party" is defined in the Recitals.

         "Person" shall mean any natural person, corporation, general partnership, simple partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental Authority, whether incorporated or unincorporated; a reference to any Person shall include such Person's successors and permitted assigns under any agreement, instrument, contract or other document.

         "Proceeding" shall mean any action, arbitration, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether fiscal or non-fiscal, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

         "Purchase Price" is defined in Section 2.02.

         "Purchaser" is defined in the Recitals.

         "Released WR Premises" is defined in Section 2.03(e).

         "Seller" is defined in the Recitals.

         "Seller's Companies" shall mean the Company, BrookeMil Limited, New Valley, JSC VNIIKholodmash, JSC Kremlin Site, JSC Kamennyi Most and any other Affiliates of the Seller.

         "Seller's Companies Personnel" shall mean Andrew H. Wixom, Eduard Nakhamkin, Olga Grigorieva, Igor Maslennikov, Natalia Shangina, Irina Socklakova, Igor Svirshchevsky, Valeria Mikhailova, Tatiana Ioffe, Yana Poplavskaya, Vladimir Tsepunov and Valery Smagarinsky.

         "Seller's Disclosure Schedule" shall mean the disclosure schedule attached hereto as Exhibit 2.

         "Survival Period" is defined in Section 8.02(b).

         "Tax" or "Taxes" shall mean all federal, state, local, foreign and other taxes, charges, fees, duties (including customs duties), levies or assessments, including income, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, severance, license, payroll, environmental, capital stock, disability, employee's income withholding, other withholding, unemployment and social security taxes, that are imposed by any Governmental Authority, and including any interest, penalties or additions to tax attributable thereto.

         "Tax Return" shall mean any report, return or other information required to be supplied to a Governmental Authority in connection with any Taxes.

         "TEO" is defined in Section 3.10(e).

         "Transition Period" shall mean the period between the Closing and February 28, 2002.

         "Western Realty" is defined in the Recitals.

         "WR Premises" shall mean Suite 550, office room at level 0 (adjacent to the canteen) and room at level 0-garage (formerly the garage manager's office) in the Ducat II Building.


                ARTICLE II         SALE OF INTEREST AND CLOSING

2.01     Purchase and Sale

         Subject to the terms and conditions contained in this Agreement, the Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Seller, the Interest at the Closing.

2.02     Purchase Price

         The total purchase price for the Interest shall be thirty two million nine hundred eighty six thousand eight hundred and eighty six US Dollars (US$32,986,856) (the "Purchase Price"). If subsequent to the date hereof the Purchaser identifies any Indebtedness of the Company, Western Realty and/or Gasheka Realty as a group on a consolidated basis which

(i) is not disclosed in the Seller's Disclosure Schedule and (ii) is in the aggregate in excess of fifty thousand US Dollars (US$50,000); but which existed at the date hereof, then, notwithstanding the provisions of Section 7.03 which shall not apply to this Section 2.02, the Purchase Price shall be decreased and the Seller shall forthwith repay to the Purchaser the full amount of any resulting overpayment of the Purchase Price.

2.03     Closing

         The Closing will take place at the offices of Western Realty, located at 7 Gasheka Street, Moscow 123056, Russia, or at such other place as the Purchaser and the Seller mutually agree, at 12:00 pm local time no later than December 21, 2001. At the Closing:

         (a)      Payment

         The Purchaser shall pay to the Seller the Purchase Price by wire transfer of immediately available funds to the Seller's account specified in accordance with Section 9.01(b).

         (b)      Transfer of Interest

         Immediately upon receipt by the Seller of a written confirmation from the Seller's bank that the Purchase Price has been received in full into the Seller's account, the Purchaser and the Seller shall execute an Amended and Restated Western Realty Investments LLC Limited Liability Company Agreement (Third Restatement) in the form attached hereto as Exhibit 3 in order to record the Purchaser as holding a 100% participation interest in the Company and appoint new officers of the Company.

         (c)      Transfer of the Minority Interest

         Simultaneously with the transfer of the Interest under Section 2.03(b),
(i) the Purchaser shall procure that BMT executes, and the Seller shall procure that New Valley executes, the One Percent Agreement, and (ii) the Purchaser shall procure that BMT make payment for the Minority Interest in accordance with the One Percent Agreement.

         (d)      Guaranty of New Valley

         New Valley shall provide a guaranty in favor of the Purchaser in the form attached hereto as Exhibit 4.

         (e)      Premises and Assets

                  (i) The Seller shall, upon the Closing, procure that vacant possession of rooms Nos. 1, 4, 10 and 11 in Suite 550 in the Ducat II Building (the "Released WR Premises") is given to Western Realty. For the purposes of this Section 2.03(e), "vacant possession" shall mean leaving the Released WR Premises with all furniture and computer hardware but free of the possessions and assets of all the companies other than Western Realty, including the Seller's Companies. The Seller shall also, upon the Closing, procure that possession of rooms 2, 3, 5, 6, 7, 8, and 9 with the adjoining corridor and the reception area in Suite 550, office room at level 0 (adjacent to the canteen) and room at level 0-garage (formerly the garage manager's office) in the Ducat II

                           Building (collectively, the "Non-Vacant WR Premises") is given to Western Realty, subject to clause (ii) below. The relevant room numbers are shown on the plan attached hereto as Exhibit 5.

                  (ii) After the Closing, the Purchaser shall procure that Western Realty allows the Seller's Companies Personnel the access to, and presence in, the Non-Vacant WR Premises during the Transition Period, but on the condition that none of those using such Non-Vacant WR Premises shall conduct their business in a manner that may disturb Western Realty in its Ordinary Course of Business.

         (f)      Archives and Documents

         The Seller shall, having first ensured that all documents and correspondence of the Company, Western Realty and Gasheka Realty are in good order and have been transferred to room No. 1 at the WR Premises, transfer such documents and correspondence to the Purchaser by transferring the keys to room No. 1 to the Purchaser or to the representative designated by the Purchaser, subject to Sections 6.04 and 6.06. The Seller shall also leave intact, on the equipment referred to in clause (k) below, all computer databases and financial records of the Company, Western Realty and Gasheka Realty and provide to the Purchaser the passwords and other similar information necessary in order for the Purchaser to gain full access to them.

         (g)      Powers of Attorney

         The Seller shall deliver to the Purchaser a list and copies of all subsisting powers of attorney issued by the Company, Western Realty and/or Gasheka Realty (except for those issued by Western Realty to Hines International Inc. or its employees) and shall deliver to the Purchaser the original powers of attorney for all cars belonging to Western Realty. The Purchaser shall deliver to the Seller a replacement power of attorney from Western Realty in favor of Andrew Wixom in respect of the Range Rover car (Registration No. AE3 62C), effective during the Transition Period.

         (h)      Bank Signatures

         The Seller shall deliver to the Purchaser letters to the Bank of America (the bank of the Company in the United States), ZAO Raiffeisenbank Austria (the bank of the Company, Western Realty and Gasheka Realty in Russia), Citibank T/O and SBS-Agro (the banks of Western Realty in Russia), being all the banks with which the Company, Western Realty and Gasheka Realty have banking relationships, such letters to be in the form attached hereto as Exhibit 6, stating that from the date of the Closing, (i) the powers of the signatories for the bank accounts of the Company, Western Realty and Gasheka Realty are no longer valid, and (ii) all crypto-keys, passwords and/or other authentication instruments are no longer valid, except that all the rights of Hines International Inc. and its employees, to have the powers of the signatories with respect to, and use, on behalf of Western Realty, the accounts of Western Realty at Citibank T/O (including remote computer line system and use of all crypto-keys, passwords and/or other authentication instruments) shall continue.

         (i)      Motor Vehicles

         Following the Closing, the Purchaser shall permit Andrew Wixom to drive the Range Rover in accordance with the power of attorney to be issued to Andrew Wixom pursuant to Section 2.03(g).

         (j)      Employees

         The Seller shall deliver to the Purchaser (i) duly executed agreements on mutual termination of employment with the Employees of Western Realty and member resolutions regarding the same in the form attached hereto as Exhibit 7, and (ii) resignation letters from the officers of the Company and Gasheka Realty.

         (k)      IT equipment, Software and Databases

         Upon the Closing, the Seller shall leave in the WR Premises all computers, computer servers, other IT, network, telecommunication and office equipment located in the WR Premises immediately prior to the Closing. The Seller shall, upon the Closing, procure that all computers and computer servers left in the WR Premises are free of any files, information and/or databases not related to the business, affairs and activities of the Company, Western Realty and/or Gasheka Realty (and if such is left, neither the Company, Western Realty, Gasheka Realty nor the Purchaser will be liable for any loss, damage thereto or disclosure thereof).

         The Purchaser shall procure that Western Realty shall during the Transition Period:

         (i) allocate some server space for keeping files, databases and other information related to the activities of the Seller's Companies;

         (ii) allow the Seller's Companies Personnel to use the computers in rooms 6, 7, 8 and 9 and one computer in the reception area in the WR Premises;

         (iii) provide to personnel of the Seller's Companies access to the server space mentioned in clause (i) above, to electronic mail, and to internet lines;

         provided that the matters set forth in clauses (i), (ii) and (iii) above are procured in a manner that does not disturb Western Realty in its Ordinary Course of Business, and further provided that the personnel of the Seller's Companies will not have access to information files or databases related to the activities of the Company, Western Realty and/or Gasheka Realty.


               ARTICLE III         REPRESENTATIONS AND WARRANTIES

         The Seller represents and warrants to the Purchaser that, as of the Closing, except as set forth in the Seller's Disclosure Schedule:

3.01     Organization and Good Standing

         The Company

         (a) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, United States of America, with full power and authority to conduct its business as presently conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under all Contracts to which it is a party. The Company does not need to be qualified to do business in a foreign jurisdiction.

         (b) The Seller has delivered to the Purchaser copies of the Governing Documents of the Company, as currently in effect.

         (c) No person other than those listed in the Seller's Disclosure Schedule has any right or authority to represent the Company, to enter into any legal binding commitments on behalf of the Company or in any way to acquire assets or create liabilities for the Company.

         Western Realty

         (d) Western Realty is a limited liability company duly organized and validly existing under the laws of the Russian Federation, with full power and authority to conduct its business as presently conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under all Contracts to which it is a party.

         (e) The Seller has delivered to the Purchaser copies of the Governing Documents of Western Realty, as currently in effect, and the amendments to the Governing Documents submitted for state registration. The only country in which Western Realty has any form of presence is the Russian Federation.

         (f) No person other than those listed in the Seller's Disclosure Schedule has any right or authority to represent Western Realty, to enter into any legal binding commitments on behalf of Western Realty or in any way to acquire assets or create liabilities for Western Realty.

         Gasheka Realty

         (g) Gasheka Realty is a limited liability company duly organized and validly existing under the laws of the Russian Federation, with full power and authority to conduct its business but with no property assets (except for the charter capital) or Contracts to which it is a Party.

         (h) The Seller has delivered to the Purchaser copies of the Governing Document of Gasheka Realty, as currently in effect. The only country in which Gasheka Realty has any form of presence is Russia.

         (i) No person other than those listed in the Seller's Disclosure Schedule has any right or authority to represent Gasheka Realty, to enter into any legal binding commitments on behalf of Gasheka Realty or in any way to acquire assets or create liabilities for Gasheka Realty.

3.02     Enforceability; No Conflict

         (a) The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, United States of America. The Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement, which actions have been duly authorized and approved by all necessary action of the governing bodies of the Seller. Assuming due authorization, execution and delivery of this Agreement by the Purchaser, this Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

         (b) Neither the Seller nor the Company nor Western Realty nor Gasheka Realty is nor will it be required to give any notice to any Person or obtain any Consent or Governmental Authorization in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated by this Agreement, except for those which have already been given or obtained, as the case may be.

         (c) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated by it will directly or indirectly (with or without notice or lapse of time):

                  (i) Contravene any provision of the Governing Documents of the Seller, the Company, Western Realty or Gasheka Realty;

                  (ii) Contravene any Contract, Governmental Authorization, Law or Order to which the Seller, the Company, Western Realty or Gasheka Realty, or any of the assets owned or used by any of them, may be subject; or

                  (iii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Seller, the Company, Western Realty or Gasheka Realty.

         (d) Neither the execution and delivery of this Agreement by the Seller nor the consummation or performance by the Seller, New Valley, and/or BrookeMil of any of the transactions contemplated hereby will give any Person the right to prevent, delay, or otherwise interfere with any of such transactions pursuant to any provision of the Seller's Governing Documents, any resolution adopted by the board of managers or the holders of interests in the Seller, any Law or Order to which the Seller may be subject, or any contract to which the Seller is a party or by which the Seller may be bound.

         (e) The power of attorney from BrookeMil Limited to Andrew Wixom dated August 18, 2000 is valid and permits Andrew Wixom to sign this Agreement and thereby create a legally binding obligation on the part of BrookeMil.

3.03     Ownership of Interest

         (a)      The Company

         The Interest constitutes 100% of the membership interests of the Company. The Interest (a) has been duly authorized and validly granted; (b) is fully paid; and (c) is not subject to any pre-emptive or similar rights or any Encumbrances. No certificates were issued in regard to the Interest. The Seller has the full legal and beneficial interest in the Interest.

         (b)      Western Realty

         The interest of the Company in the charter capital of Western Realty constitutes 99% of the charter capital of Western Realty. The remaining 1% interest in the charter capital of Western Realty is owned by New Valley. All the interests in the charter capital of Western Realty: (a) have been duly authorized and validly granted; (b) were fully paid; and (c) are not subject to any pre-emptive or similar rights (except as provided by the Law on Limited Liability Companies or the Governing Documents of Western Realty) or any Encumbrances. The Company and New Valley collectively have the full legal and beneficial interest in Western Realty.

3.04     Financial Statements

         The Seller has delivered to the Purchaser unaudited consolidated balance sheets for the Company (including Western Realty and Gasheka Realty) with an attached line item breakdown for each of the years 1999 and 2000 (the "Balance Sheet"), and unaudited consolidated balance sheets for the Company with line item breakdowns as at October 31, 2001 (the "Interim Balance Sheet") and as at November 30, 2001. Such financial statements (including the balance sheets and statements of income, cash flow and interestholders' equity) and notes have been prepared in accordance with the books and records of the Company, Western Realty and Gasheka Realty and fairly present the consolidated financial condition and the results of operations, changes in interestholders' equity and cash flow of the Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP except as otherwise noted in the notes or schedules, subject in the case of interim financial statements to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse). The financial statements referred to in this Section reflect the consistent application of accounting principles throughout the periods involved. No financial statements of any Person other than the Company, Western Realty and Gasheka Realty are required by GAAP to be included in the consolidated financial statements of the Company.

3.05     Books and Records

         The books of account, minute books and other records of or pertaining to the Company, Western Realty and Gasheka Realty, as applicable, all of which have been made available to the Purchaser, are accurate and complete in all material respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of the Company, Western Realty and Gasheka Realty contain accurate and complete records of all action of the governing bodies taken by the participants and the board of managers of the Company, Western Realty and Gasheka Realty, as applicable, and no such action has been taken for which minutes have not been prepared and are not contained in such minute books.

3.06     Accounts Receivable

         Neither the Company nor Gasheka Realty has any Accounts Receivable.

3.07     No Undisclosed Liabilities

         Neither the Company nor Western Realty nor Gasheka Realty has any Liabilities except for the Indebtedness or Liabilities in each case disclosed in the Seller's Disclosure Schedule.

3.08     Material Adverse Change

         Since the date of the Interim Balance Sheet, there has been no material adverse change in the financial or other condition, results of operations, assets (considered in the aggregate), liabilities, equity, business or prospects of the Company, Western Realty or Gasheka Realty, as applicable, and no event has occurred or condition has arisen that (a) may result in such a change, (b) has materially impeded or may materially impede the ongoing operations of the Company, Western Realty and/or Gasheka Realty, as applicable, or (c) has significantly adversely affected or may significantly adversely affect any material asset of the Company, Western Realty and/or Gasheka Realty, as applicable, or any of the Lease Agreements.

3.09     Absence of Certain Changes and Events

         Since the date of the Interim Balance Sheet, each of the Company, Western Realty and Gasheka Realty, as applicable, has conducted its business only in the Ordinary Course of Business and there has not been any:

         (a) grant of any equity option or right to purchase interests in the Company, Western Realty and/or Gasheka Realty; grant of any rights in the interests of the Company, Western Realty and/or Gasheka Realty; or declaration or payment of any dividend or other distribution with respect to any such interests;

         (b) amendment to the Governing Documents of the Company, Western Realty and/or Gasheka Realty;

         (c) payment or increase by the Company, Western Realty and/or Gasheka Realty of any bonuses, salaries or other compensation to any director, officer or employee, or entry into any employment, severance or similar Contract with any director, officer or employee, in each case to the extent inconsistent with prior practices;

         (d) damage to or destruction or loss of any asset or property of the Company, Western Realty and/or Gasheka Realty with an aggregate value to the Company, Western Realty and/or Gasheka Realty in excess of $20,000, whether or not covered by insurance;

         (e) cancellation or waiver of any claims or rights in respect of the Company, Western Realty and/or Gasheka Realty, except in the Ordinary Course of Business;

         (f) material acceleration or delay in the payment of accounts payable or in the collection of Accounts Receivable;

         (g) material change in the accounting methods used by the Company, Western Realty and/or Gasheka Realty; or

         (h) any Contract by the Company, Western Realty and/or Gasheka Realty to do any of the foregoing.

3.10     Immovable Property and Encumbrances

         (a) Neither the Company nor Gasheka Realty has any rights to any immovable property. The Seller's Disclosure Schedule contains (i) an accurate description of all buildings to which Western Realty has ownership rights; (ii) an accurate list of land leases to which it is a party; and (iii) an accurate list of all the Lease Agreements.

         (b) To the best of the Seller's knowledge (which phrase in the context of this Section 3.10 (b) shall include the best of BrookeMil Limited's knowledge), Western Realty and its predecessor in title have complied with applicable Law (i) to the extent Western Realty's rights to the Buildings have been acquired through privatization and (ii) in obtaining the Land Leases, except as, in each such case, the failure to so comply would not have a material adverse affect on the business of Western Realty. Western Realty owns good and marketable title to the Immovable Property, free and clear of any Encumbrances. Western Realty owns good and transferable title to all of its other assets free and clear of any Encumbrances. Notwithstanding any provision herein to the contrary, no representation is made in this Agreement with respect to any assets located in the Ducat III Buildings or to any furniture, office equipment and other movable assets located in the WR Premises, except as expressly provided herein with respect to the Ducat III Building and the Ducat III Land Lease. The Seller shall not, and shall not permit the Seller's Companies to, make any claims or demands with respect to such furniture, office equipment and other movable assets located in the Ducat III Building or the WR Premises.

         (c) The Seller has delivered to the Purchaser true and complete copies of (i) all documents in the possession of the Seller by which or which may be at all relevant to the manner in which Western Realty and its predecessor in title acquired their interests in the Immovable Property, (ii) all insurance policies and surveys in the possession of the Seller, the Company, Western Realty and/or Gasheka Realty of or pertaining to the Immovable Property, and
(iii) all Contracts and other documents evidencing, creating or constituting Encumbrances upon the Immovable Property.

         (d) Use of the land plots leased under the Land Leases for the purposes for which they are presently being used is permitted under applicable Law. The construction of the Ducat II Building and the use of the Ducat II Building and the Ducat III Buildings are in compliance with applicable Law. No part of either the Ducat II Building or the Ducat III Buildings encroaches on any land plot (or part of a land plot) not leased under the Land Leases, and there are no buildings, structures, fixtures or other improvements primarily situated on adjoining property which encroach on any part of the land plots leased under the Land Leases. The land plots leased under the Land Leases (i) abut on and have direct vehicular access to Ulitsa Gasheka, and (ii) are supplied with public utilities and other services appropriate for the operation of the Buildings. The Seller does not have actual knowledge of any existing or proposed plan to modify or realign any street or highway or any existing or proposed state taking that would result in the taking of all or any part of any Immovable Property or that would prevent or hinder the continued use of any Immovable Property as heretofore used in the conduct of the business of Western Realty. No Person other than Western Realty and the lessees and sub-lessees under the Lease Agreements is in possession of any portion of the Immovable Property.

         (e) There is a valid Technical & Economic Feasibility Study and Technical Conditions ("TEO"), and pursuant to the TEO, there are sufficient utility capacities for electricity, gas, hot and cold water and sewage allocated for the redevelopment of the Ducat III Building as an office complex.

3.11     Condition and Sufficiency of Assets

         The Ducat II Building is structurally sound, is in good operating condition and repair, ordinary wear and tear excepted, is free from latent and patent defects, and is adequate for the uses to which it is being put. Each item of movable and immovable property of Western Realty, including but not limited to the mechanical and electrical engineering systems and HVAC in the Ducat II Building, is in good operating condition and repair, ordinary wear and tear excepted, is free from latent and patent defects and is suitable for immediate use in the Ordinary Course of Business. The Immovable Property and such other property of Western Realty constitute all the assets necessary for the continued operation of Western Realty after the Closing in the same manner as before the Closing. The Ducat III Building is not structurally dangerous.

3.12     Intellectual Property

         Neither the Company, Western Realty nor Gasheka Realty has registered any intellectual property rights except that Western Realty has registered the westernrealtyllc.com domain name. No other intellectual property rights are necessary for the operation of the business of the Company, Western Realty and/or Gasheka Realty, except for the software licenses and permits. The Company, Western Realty and Gasheka Realty each has all necessary licenses and other permits for software used by it. Neither the Company, Western Realty nor Gasheka Realty is in Contravention of the intellectual property rights of third parties.

3.13     Contracts; No Defaults

         (a) The Seller's Disclosure Schedule contains an accurate and complete list of all Material Contracts entered into by Western Realty and all Contracts entered into by the Company and Gasheka Realty, and the Seller has delivered to the Purchaser a true and complete copy of each of such Contracts.

         (b) With the exception of the Lease Agreements, (i) each Material Contract is in full force and effect and to the best of the Seller's knowledge is enforceable in accordance with its terms, (ii) to the best of the Seller's knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) is likely to constitute or result directly or indirectly in Contravention of any Material Contract, and (iii) neither the Seller, nor the Company, nor Western Realty nor Gasheka Realty nor any Person acting on behalf of Western Realty with its explicit or implied consent, has given or received notice or other communication (written or oral) regarding any actual, alleged or potential Contravention of any Material Contract.

         (c) Each Lease Agreement is in full force and effect and to the best of the Seller's knowledge is enforceable in accordance with its terms. No party to any of the Lease Agreements has Contravened any of the applicable terms of such Lease Agreement in a manner that has prompted either Western Realty or Hines International Inc. to spend material amounts of management time dealing with such Contravention.

         (d) There are currently no renegotiations of, attempts to re-negotiate or outstanding rights to re-negotiate any Material Contracts (other than as set forth therein), nor has any written demand for renegotiation of such Material Contracts been made.

         (e) Payments have been made by Western Realty to the Company and/or Seller to reimburse fees paid to Eduard Nakhamkin and/or his Affiliates. Neither the previous provision nor the future absence of such payments or the provision of relevant services following the Closing will have an adverse effect on the business of the Company, Western Realty or Gasheka Realty.

3.14     Insurance

         Neither the Company nor Western Realty has ever participated in a self-insurance program, retrospective premium program or captive insurance program. The Company, Western Realty and/or Gasheka Realty maintains in full force and effect insurance to the extent customary for the business being conducted by Western Realty in the market where it is being conducted with respect to the type of real estate similar to Immovable Property. The Seller's Disclosure Schedule contains a list and a brief description of each insurance policy in effect issued to the Company, Western Realty and/or Gasheka Realty. The Seller's Disclosure Schedule also contains a list and brief description of all circumstances, potential claims, claims, damages, injuries, occurrences, losses and lawsuits for which the Company, or any Person on its behalf, has provided notice to any insurer or otherwise sought coverage under any insurance policy or program identified in the Seller's Disclosure Schedule (including settled and outstanding claims). The Seller, the Company, Western Realty and Gasheka Realty have, to the extent applicable, complied with each such insurance policy and program and have not failed to give any notice or present any claim thereunder in a due and timely manner which failure would reasonably be expected to result in a loss or forfeiture of any material right thereunder.

3.15     Taxes

         (a) All Tax Returns required to be filed by the Company, Western Realty or Gasheka Realty, to the extent applicable, prior to the date hereof have been filed with the appropriate Governmental Authorities by the due date thereof including extensions. Such Tax Returns correctly reflect all Tax liabilities required to be shown thereon. All Taxes shown as due and owing on all such Tax Returns have been paid, or withheld or paid, as the case may be.

         (b) There are no Encumbrances upon any properties or assets of the Company, Western Realty and/or Gasheka Realty arising from any failure or alleged failure to pay any Tax.

         (c) The Company, Western Realty and Gasheka Realty are not subject to any tax sharing, indemnity or allocation agreement other than under the Contracts.

         (d) The Company does not have and has never had any assets of a kind that would prevent it from being treated as a disregarded entity for the purposes of the tax laws of the United States and is not and never has been engaged in any US trade or business (as determined by law for US tax purposes).

         (e) The Company is a domestic eligible entity with a single owner treated as a disregarded entity for the purposes of the tax laws of the United States and is treated as such on the US income tax return of the ultimate owner(s) of the Seller, and other than the transactions contemplated by this Agreement, there is no event or circumstance known to the Seller or the Guarantor nor has the Seller, the Company or their respective Affiliates taken any action or omitted to take any action which may result in a change of this status.

         (f) Except to the extent that any failures to take any actions set forth below do not individually or in the aggregate have a material adverse effect on the business or financial condition of the Company, Western Realty and/or Gasheka Realty, (i) all Tax Returns of Western Realty required by Law are sufficiently substantiated by the accounting and tax records required by Law, and (ii) the documents and records referred is in this Section have been retained in accordance with Law and in such a manner so as to be readily available if legitimately requested by a competent Governmental Authority.

3.16     Employees

         (a) Neither the Company nor Gasheka Realty has any employees and has never had any employees but have and had officers. Western Realty's only employees are the Employees.

         (b) Western Realty is in material compliance with all Laws relating to employment practices and terms and conditions of employment. Western Realty is not liable for the payment of any material fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Laws.

         (c) There is no pending or threatened Proceeding against or affecting Western Realty relating to the alleged violation of any Law pertaining to labor relations or employment matters.

         (d) At the Closing the employment of the Employees has been lawfully terminated and there are no liabilities of either Western Realty or the Company to the Employees (including any resulting from such termination) or the offices and directors of the Company, Western Realty and/or Gasheka Realty.

3.17     Environmental, Occupational Safety and Health Matters

         (a) The Company, Western Realty and Gasheka Realty, to the extent applicable, are in material compliance with, and have not been and are not in Contravention of or liable under, any Environmental Law or Occupational Safety and Health Law with respect to the Ducat II Building. In respect of the Immovable Property, neither the Seller nor the Company nor Western Realty nor any Person acting on behalf of Western Realty with its explicit or implied consent nor Gasheka Realty, as applicable, has received any actual or threatened Order, notice or other communication from any Governmental Authority or other Person, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any liabilities arising under the Environmental Law or the Occupational Safety and Health Law, and, with respect to the Ducat II Building, neither the Company nor Western Realty has any basis to expect the above.

         (b) The Seller has delivered to the Purchaser true and complete copies of any reports, studies, analyses, tests or monitoring results possessed or initiated by the Seller or the Company pertaining to Hazardous Materials or Hazardous Activities in, on or under the Immovable Property, or concerning compliance by the Seller, the Company, Western Realty and/or Gasheka Realty with the Environmental Laws.

3.18     Compliance with Law; Governmental Authorizations

         (a) Without limiting the scope of any other representation in this Agreement, and except as any non-compliance, event, action, Contravention or other matters described below would not have a material adverse effect on the Company, Western Realty and/or Gasheka Realty, (i) the Company, Western Realty and Gasheka Realty are, and at all times since the Acquisition Date have been, in full compliance with each Law that is or was applicable to it or to the conduct of its business or the ownership or use of any of its assets, (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may cause the Company, Western Realty and/or Gasheka Realty to Contravene any Law or give rise to any obligation on the part of the Company, Western Realty and/or Gasheka Realty to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, and (iii) neither the Seller nor the Company nor Western Realty nor Gasheka Realty has received at any time since the Acquisition Date any notice or other communication (whether oral or written) from any Governmental Authority regarding any actual, alleged or potential Contravention of any Law by the Company, Western Realty or Gasheka Realty or any actual, alleged or potential obligation on the part of the Company, Western Realty or Gasheka Realty to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

         (b) Except to the extent that any Contraventions, failures to take any actions or other matters set forth below would not have a material adverse effect on the Company, Western Realty and/or Gasheka Realty, (i) the Company, Western Realty and Gasheka Realty have all the Governmental Authorizations necessary to permit the Company, Western Realty and Gasheka Realty to conduct their business lawfully in the manner in which they currently conduct such business, (ii) the Company, Western Realty and Gasheka Realty are, and at all times since the Acquisition Date have been, in full compliance with the requirements of each such Governmental Authorization, and no event has occurred or circumstance exists that would (with or without notice or lapse of time) constitute or result directly or indirectly in Contravention of any Governmental Authorization, (iii) neither the Seller nor the Company nor Western Realty nor Gasheka Realty has received at any time since the Acquisition Date any notice or other communication (whether oral or written) from any Governmental Authority regarding any actual, alleged or potential Contravention of any Governmental Authorization by the Company, Western Realty or Gasheka Realty, (iv) all applications required to have been filed for the renewal of such Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Authorities, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Authorities, and (v) all such Governmental Authorizations are renewable by their terms or in the Ordinary Course of Business.

3.19     Legal Proceedings; Orders

         (a)      The Seller's Disclosure Schedule lists any pending Proceedings
(i) by or against the Company, Western Realty and/or Gasheka Realty or other Proceedings known to the Seller that otherwise relate to or may affect the business of, or any of the assets owned or used by, the Company, Western Realty and/or Gasheka Realty or (ii) that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the contemplated transactions. No other such Proceeding has been threatened, and no event has occurred or circumstance exists that is likely to give rise to the commencement of any such Proceeding. The Seller has delivered to the Purchaser copies of all pleadings, correspondence and other documents relating to such Proceedings. Such Proceedings will not have a material adverse effect on the financial or other condition, results of operations, assets, liabilities, equity, business or prospects of the Company, Western Realty and/or Gasheka Realty.

         (b) To the Seller's knowledge, no officer, director, agent or employee of the Company, Western Realty or Gasheka Realty is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company, Western Realty or Gasheka Realty.

         (c) Except to the extent that any failures to take any actions set forth below do not have a material adverse effect on the Company, Western Realty and/or Gasheka Realty, (i) the Company, Western Realty and Gasheka Realty are, and at all times since the Acquisition Date have been, in full compliance with all of the terms and requirements of each Order to which they, or any of the assets owned or used by them, are or have been subject, (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company, Western Realty or Gasheka Realty, or any of the assets owned or used by the Company, Western Realty or Gasheka Realty, is subject, (iii) neither the Seller nor the Company nor Western Realty nor Gasheka Realty has received, at any time since the Acquisition Date, any notice or other communication (whether oral or written) from any Governmental Authority regarding any actual, alleged or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, Western Realty or Gasheka Realty, or any of the assets owned or used by the Company, Western Realty or Gasheka Realty, is or has been subject.

3.20     Brokers or Finders

         All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out by the Seller without the intervention of any Person on behalf of the Seller in such manner as to give rise to any valid claim by any Person against the Purchaser or the Seller for any finder's fee, brokerage commission or similar payment, except that the Seller has engaged Eduard Nakhamkin and New Era Trading International Corporation to provide brokerage and other services in connection with such transactions and will be solely responsible for their fees with respect to such services.

3.21     Disclosure

         No representation or warranty of the Seller in this Agreement and no statement in the Seller's Disclosure Schedule contains any material untrue statement or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. No notice given pursuant to this Agreement will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading. The Seller has no knowledge of any fact that has specific application to the Company, Western Realty or Gasheka Realty (other than general economic or industry conditions) and that could have a material adverse effect on the financial or other condition, results of operations, assets, liabilities, equity, business or prospects (including the re-development of the Ducat III Buildings according to the TEO) of the Company, Western Realty or Gasheka Realty which fact has not been set forth in this Agreement or the Seller's Disclosure Schedule.


       ARTICLE IV         REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser represents and warrants to the Seller that, as of the
Closing:

4.01     Organization

         The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of Bermuda.

4.02     Enforceability; No Conflict; Consents

         (a) The Purchaser has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement, which actions have been duly authorized and approved by all necessary action of the governing bodies of the Purchaser. Assuming due authorization, execution and delivery of this Agreement by the Seller, this Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

         (b) The Purchaser is not and will not be required to give any notice to any Person or obtain any Consent or Governmental Authorization in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated by this Agreement, except for those which have already been applied for, given or obtained, as the case may be.

         (c) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated by it will directly or indirectly (with or without notice or lapse of time):

                  (i) Contravene any provision of the Governing Documents of the Purchaser;

                  (ii) Contravene any Contract, Governmental Authorization, Law or Order to which the Purchaser, or any of the assets owned or used by it, may be subject; or

                  (iii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Purchaser.

         (d) Neither the execution and delivery of this Agreement by the Purchaser nor the consummation or performance by the Purchaser of any of the transactions contemplated hereby will give any Person the right to prevent, delay, or otherwise interfere with any of such transactions pursuant to any provision of the Purchaser's Governing Documents, any resolution adopted by the directors or the shareholders/members of the Purchaser, any Law or Order to which the Purchaser may be subject, or any contract to which the Purchaser is a party or by which the Purchaser may be bound.

4.03     Proceedings

         There is no actual, pending or threatened Proceeding against the Purchaser that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the contemplated transactions, and no event has occurred or circumstance exists that may give rise to the commencement of any such Proceeding.

4.04     Brokers or Finders

         All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out by the Purchaser without the intervention of any Person on behalf of the Purchaser in such manner as to give rise to any valid claim by any Person against the Seller or the Purchaser for any finder's fee, brokerage commission or similar payment.


                       ARTICLE V          NOTICE AND CURE

5.01     Notification by Non-Breaching Party

         Each Party will notify the other Party in writing of any violation or breach by the other Party, as soon as practicable after such Party becomes aware of such violation or breach of any representation, warranty, covenant or agreement made by the other Party in this Agreement, whether occurring or arising before, on or after the date of this Agreement.


                         ARTICLE VI          COVENANTS

6.01     Governmental Approvals and Third Party Consents

         In case any consents, approvals and actions of, filings with and notices to any Governmental Authority are necessary to permit the Parties to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby and are required to have been obtained, made or given (as applicable) by any Party pursuant to applicable Law, then each Party will: (a) take all steps necessary to obtain such consents, approvals or actions of, to make all filings with and to give all notices to the Governmental Authorities or any other Person, (b) provide such other information and communications to the other Party, such Governmental Authorities or other Persons as the other Party or such Governmental Authorities or other Persons may request in connection therewith and execute all documents as may be reasonably requested by the other Party in connection therewith, and (c) cooperate with the other Party as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with, and giving all notices to, the Governmental Authorities or other Persons required of such other Party to consummate the transactions contemplated hereby.

6.02     Fulfillment of Conditions

         Each Party will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the obligations of the Seller and the Purchaser contained in this Agreement.

6.03     No Payments to and from Affiliates

         The Parties hereby agree that after the Closing, the Parties shall not, and shall not permit their Affiliates to claim any amounts from the other Party and/or its Affiliates (including, in case of the Purchaser, inter alia, the Company, Western Realty and Gasheka Realty) due under any documents other than this Agreement or any documents entered into at or after the Closing. With respect to the amount payable by Western Realty to the Company, as shown in the Seller's Disclosure Schedule, which was initially payable to New Valley, the Seller shall cause their respective Affiliates, officers, employees, agents, accountants and representatives to provide the documentation and agreements necessary for the transfer of this payable to be correctly reflected in the statutory accounting records of Western Realty.

6.04     Record Access and Retention

         The Purchaser agrees to retain or cause to be retained all accounting, business, litigation, financial and tax records (including, without limitation, work papers) (i) relating to the Company, Western Realty and Gasheka Realty or their respective businesses in existence on the Closing Date, or (ii) coming into existence after the Closing Date which relate to the Company, Western Realty and Gasheka Realty or their respective businesses prior to the Closing Date (the "Business Documents"), in each case for a period of six years from the Closing Date (or, for records relating to a Tax Return, the later of the expiration of the relevant statute of limitations or six years from the date such Tax Return was filed). At any time following eight years from the Closing Date, the Purchaser, at its election, may notify the Seller of its desire to transfer records to the Seller and, if the Seller does not desire to receive such records, the Purchaser may destroy or otherwise dispose of such undesired records. In addition, the Purchaser agrees that from and after the Closing Date, it will not unreasonably refuse to provide the Seller or its representatives, after reasonable notice and during normal business hours, access to and copies of such Business Documents as are necessary to properly prepare for, file, prove, answer, prosecute and/or defend any financial statements, Tax Return and any other filing, audit, judicial or administrative Proceeding relating to Taxes, or any third party protest, claim, suit, inquiry or other Proceeding by any third party against the Seller or any of its Affiliates and, if requested by the Seller, will use reasonable efforts to abide with any record retention agreement entered into with tax authorities.

6.05     Cooperation and Further Assurances on Tax Matters

         Subject to Article VII hereof, the Parties without further consideration shall reasonably cooperate with each other, and shall cause their respective Affiliates, officers, employees, agents, accountants and representatives to reasonably cooperate with each other in connection with the preparation of Tax Returns and conducting Tax audits or other Proceedings in respect of any Taxes. In the event of any Tax audit, Tax hearing or other such Tax Proceeding involving the Company, Western Realty or Gasheka Realty for which either the Purchaser or the Seller may be liable under this Agreement, each Party shall provide reasonable notification to the other Party prior to the commencement of such event. During any such Tax Proceeding, each Party agrees to reasonably consult and take into account the views (in a manner consistent with positions taken prior to the Closing) of the other Party. Each Party shall also have the right to request that its representative be present during such Tax audit, Tax hearing or other such Tax Proceeding. At the Seller's request, the Purchaser agrees to execute a power of attorney authorizing the Seller's representative to argue at any

Tax Proceeding for any Taxes arising in any period for which the Seller may be liable under this Agreement.

6.06     Cooperation During the Transition Period

         The Seller shall cooperate with the Purchaser in the smooth transition as a result of the transactions contemplated hereby, and shall ensure at its own expense, full assistance to the Purchaser and Western Realty from the Seller's Companies Personnel (including a driver during business hours) in the orderly transfer of all matters of the Company, Western Realty and Gasheka Realty during the Transition Period. In particular, the Seller shall use its best efforts to ensure that the Seller's Companies Personnel will cooperate (including being present at the WR Premises when necessary) with the Purchaser in such transition efforts during the Transition Period.


                      ARTICLE VII         INDEMNIFICATION

7.01     Indemnification by the Seller

         Subject to Sections 7.03 and 7.04, in the event the Closing occurs, the Seller shall indemnify the Purchaser in respect of, and hold the Purchaser harmless from and against, any and all losses suffered, incurred or sustained by the Purchaser resulting from, arising out of or relating to any misrepresentation, breach of warranty or non-fulfillment of or failure to perform any covenant or agreement on the part of the Seller contained in this Agreement (to the extent not expressly waived in writing by the Purchaser).

7.02     Indemnification by the Purchaser

         Subject to Sections 7.03 and 7.04, in the event the Closing occurs, the Purchaser shall indemnify the Seller in respect of, and hold the Seller harmless from and against, any and all losses suffered, incurred or sustained by the Seller resulting from, arising out of or relating to any misrepresentation, breach of warranty or non-fulfillment of or failure to perform any covenant or agreement on the part of the Purchaser contained in this Agreement (to the extent not waived in writing by the Seller).

7.03     Limitations on Liability of Seller

         Notwithstanding any other provision of this Agreement to the contrary:

         (a) the aggregate liability of the Seller in respect of all claims hereunder shall be limited to fifteen million US Dollars (US$ 15,000,000);

         (b) the Seller will have no liability in respect of any claim to the extent that such claim arose due to anything voluntarily done or omitted to be done after the Closing by the Purchaser or any of its successors or assigns;

         (c) the Seller will have no liability in respect of any claim to the extent that such claim relates to any loss for which the Purchaser actually recovers under the terms of any insurance policy in effect at the Closing Date;

         (d) the Seller will have no liability in respect of any claim if, as of the time such claim is made, the aggregate amount of all claims for indemnification made by the Purchaser under this Article VII does not exceed seven hundred and fifty thousand US Dollars (US$ 750,000); but when such a claim is made in excess of such figure the Purchaser shall itself bear the first US$ 200,000 of any proven loss.

         (e) the Purchaser shall not be entitled to be paid more than once, in respect of any claim arising out of the same subject matter;

         (f) if any potential claim shall arise by reason of a liability of the Seller which is contingent only, then the Seller shall not be under any obligation to make any payment in respect of such claim until such time as the contingent liability ceases to be contingent and becomes actual; and

         (g) as used in this Section 7.03, "claim" shall mean any claim which would (but for this Article VII) be capable of being made against the Seller.

7.04     Indemnification Procedure

         (a)      Proceedings

         In the event that any claim is asserted against any Party hereto, or any Party hereto is made a party defendant in any Proceeding, and such claim or Proceeding involves a matter which is the subject of a claim for indemnification, then such Party (an "Indemnified Party") shall (i) promptly give written notice pursuant to Section 9.01 to the Purchaser or the Seller, as the case may be (the "Indemnifying Party"), of such claim or Proceeding, and
(ii) not make any admission of liability, agreement or compromise with any Person in relation to such claim without prior written notice to the Indemnifying Party; and such Indemnifying Party shall have the right to join in the defense of said claim or Proceeding at such Indemnifying Party's own cost and expense and, if the Indemnifying Party agrees in writing to be bound by and to promptly pay the full amount of any final judgment from which no further appeal may be taken to the extent such judgment involves an indemnifiable claim under this Article VII and subject to the limitations in Section 7.03, and if the Indemnified Party is reasonably assured of the Indemnifying Party's ability to satisfy such agreement, then, at the option of the Indemnifying Party, such Indemnifying Party may take over the defense of such claim or Proceeding, except that, in such case, the Indemnified Party shall have the right to join in the defense of said claim or Proceeding at its own cost and expense.

         (b)      Indemnification Claim

         Notwithstanding any provision in this Agreement to the contrary, no Party shall have any liability with respect to any claim for indemnification hereunder unless (i) such Indemnified Party shall have made a written claim for indemnification against the Indemnifying Party, (ii) such claim is made in good faith, (iii) written particulars of such claim (giving such details of the specific matter in respect of which such claim is made as are then in the possession of the Indemnified Party) have been provided to the Indemnifying Party, and (iv) such claim is made within the Survival Period specified in
Section 8.02(b).

                        ARTICLE VIII         TERMINATION

8.01     Termination

         This Agreement shall terminate and the transactions contemplated hereby shall be abandoned:

         (a) at any time prior to the Closing, by mutual written agreement of the Seller and the Purchaser; or

         (b) if the Closing shall not have occurred on or before December 21, 2001.

8.02     Effect of Termination

         (a) If this Agreement is validly terminated pursuant to Section 8.01, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of the Seller or the Purchaser (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except that the provisions in Sections 3.20, 4.04, 9.03 and 9.05 will continue to apply following any such termination.

         (b) The Seller and the Purchaser have the right to rely fully upon the representations, warranties, covenants and agreements of the other contained in this Agreement. Unless otherwise noted herein, all representations, warranties, covenants and agreements of the Seller and the Purchaser contained in this Agreement will survive the Closing and remain in effect until August 30, 2003 (the "Survival Period").


                        ARTICLE IX         MISCELLANEOUS

9.01     Notices and Payments

         (a)      Notices

         All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or sent by courier to the Parties at the following addresses or facsimile numbers:

        If to the Seller, to:

                  Western Realty Development LLC
                  c/o New Valley Corporation
                  100 S.E. 2nd Street, 32nd Floor
                  Miami, Florida 33131

                  Facsimile: 1 (305) 579-8009
                  Tel.: 1 (305) 579-8000

                  Attn: Richard J. Lampen

        If to the Purchaser, to:

                    Andante Limited
                    C/o: Conyers Dill & Pearman
                    Clarendon House, 2 Church Street,
                    P.O. Box HM 666,
                    Hamilton HM CX, Bermuda

                    Fax:  1 (441) 298 78 49

                    Attn:  Craig MacIntyre

        If to BrookeMil, to:

                  BrookeMil Ltd.
                  P.O. Box 219
                  Fifth Floor
                  Butterfield House
                  George Town, Grand Cayman, B.W.I.

                  Fax: 1 (305) 579-8009

                  Attn: J. Bryant Kirkland III


         All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 9.01, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 9.01, be deemed given upon receipt, and (iii) if delivered by courier in the manner described above to the address as provided in this Section 9.01, be deemed given upon confirmed receipt. Any Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving written notice specifying such change to the other Party hereto.

         (b)      Payments

         All payments made to the Seller or the Purchaser, respectively, shall be made to the relevant Party's account specified in Exhibit 8 attached hereto, or to such other account as the relevant Party may choose to use, in which case such Party shall give the other Party a five (5) business days advance written notice of any such change.

9.02     Entire Agreement

         This Agreement supersedes all prior discussions and agreements between the Parties with respect to the subject matter hereof, and contains the sole and entire agreement between the Parties hereto with respect to the subject matter hereof and thereof (subject to Section 9.05).

9.03     Expenses

         Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each of the Parties will pay its own costs and expenses, including, without limitation, legal fees, incurred in connection with the negotiation and execution of this Agreement, the Closing and the transactions contemplated hereby.

9.04     Public Announcements

         At all times at or before the Closing, unless required by applicable Law or rules of a relevant stock exchange, neither the Seller nor the Purchaser will issue or make any reports, statements or releases to the public or, generally, to the employees, customers, suppliers or other Persons without the consent of the other, which consent shall not be unreasonably withheld.

9.05     Confidentiality

         Prior to the Closing, each Party hereto will comply with the terms of the Confidentiality Agreement between the Purchaser and the Seller dated November 26, 2001. In the event the transactions contemplated hereby are not consummated, upon the request of the other Party, each Party hereto will, and will cause its Affiliates and their respective representatives to, promptly redeliver or cause to be redelivered all copies of documents and information furnished by the other Party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the Party which was furnished such documents and information or its representatives. Following the Closing, this Section 9.05 will not apply solely to the documents and information concerning the Company, Western Realty and/or Gasheka Realty.

9.06     Waiver

         Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

9.07     Amendment

         This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party hereto.

9.08     No Third Party Beneficiary

         The terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person.

9.09     No Assignment, Binding Effect

         Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party hereto without the prior written consent of the other Party hereto and any attempt to do so will be void, except for assignments and transfers by operation of law. Subject to this Section 9.09, this Agreement is binding upon and inures to the benefit of the Parties hereto and their respective successors and assigns. Nothing in this Section 9.09 shall restrict the Purchaser from selling or otherwise transferring the Interest to any third party after the Closing.

9.10     Governing Law and Arbitration

         This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America, without giving effect to any conflicts of laws principles thereof which would result in the application of the laws of another jurisdiction. Any dispute, controversy or claim (whether in contract, tort or otherwise) arising under, relating to or in connection with this Agreement shall be referred to and determined by arbitration under the Rules of the London Court of the International Arbitration (the "LCIA Rules"), which are deemed to be incorporated by reference into this
Section 9.10. The tribunal shall consist of three arbitrators: the claimant Party shall appoint one arbitrator, the respondent Party shall appoint one arbitrator, and the two arbitrators so appointed shall appoint the third arbitrator, in accordance with the LCIA Rules. The place of arbitration shall be London. Except for such arbitration proceeding, no action, lawsuit or other proceeding (other than the action or proceeding for enforcement of an arbitral award) shall be brought by or between the Parties to this Agreement in connection with any matter arising out of or in connection herewith.

9.11     Invalid Provisions

         If any provision of this Agreement is held to be illegal or invalid under any present or future law, and if the rights or obligations of any Party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal or invalid provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal or invalid provision or by its severance herefrom and (d) in lieu of such illegal or invalid provision, there will be added automatically as a part of this Agreement a legal and valid provision as similar in terms to such illegal or invalid provision as may be possible.

9.12     Counterparts

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.13     BrookeMil's Undertaking

         BrookeMil, which is a party to this Agreement solely for the purposes of giving the undertaking in this Section 9.13, undertakes to the Purchaser, at BrookeMil's expense, to take all necessary steps to finalize the state registration of the Ducat III Land Lease in the name of Western Realty.

         IN WITNESS WHEREOF, this Interest Purchase Agreement has been duly executed and delivered by each Party hereto as of the day and year first above written.

                                        THE SELLER

                                        WESTERN REALTY DEVELOPMENT LLC

                                        By   /s/ Richard J. Lampen
                                             -----------------------
                                            Name:   Richard J. Lampen
                                            Title:  President

                                           THE PURCHASER

                                           ANDANTE LIMITED


                                           By       /s/ Nicholas Johnson
                                                ----------------------------
                                                Name:    Nicholas Johnson
                                                Title:   Director

                                           BROOKEMIL LTD.

                                           By       /s/ Andrew H. Wixom
                                                --------------------------
                                                Name:    Andrew H. Wixom
                                                Title:   Attorney-in-Fact